EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 27th day of October, 2014 (the “Effective Date”), by and between Cellceutix Corporation, a Nevada corporation (the “Company”), and Dr. William James Alexander, an individual (the “Executive”).

RECITALS

WHEREAS, the Company is a clinical stage biotechnology company focused on discovering small molecule drugs for hard to treat diseases, including drug-resistant cancers, psoriasis, autism and inflammatory disease; and

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, in the capacity as its Chief Operating Officer (“COO”) and

WHEREAS, the Company and the Executive have negotiated with respect to the terms of employment as contemplated herein.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and the mutual benefits derived herefrom, the parties hereto, intending to be legally bound, agree as follows:

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AGREEMENT

ARTICLE I

EMPLOYMENT OF EXECUTIVE

1.1 DUTIES AND STATUS; REIMBURSEMENTS.

(a) The Company hereby engages the Executive as Chief Operating Officer (COO) (an officer of the Company) for the period specified in Section 3.1 below (the “Employment Period”), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement.

(b) The Executive shall serve (i) in a management capacity as COO and shall perform such duties and responsibilities appropriate to, and consistent with that position, but at all times shall act in accordance with the directions given by the Chief Executive Officer (“CEO”) of the Company and accordingly, and not by way of limitation, as COO, the Executive shall be responsible for the active day-to-day operations of the Company and (ii) in a strategic and developmental capacity and shall perform such duties and responsibilities to, and consistent with that position, but at all times shall act in accordance with the directions given by the CEO of the Company. As COO, the Executive shall be responsible for oversight of the conduct of the Company’s clinical development programs in accordance with Good Clinical Practice and all regulatory obligations. In addition, as COO the Executive will support and promote development and implementation of programs including collaboration with strategic business partners.

(c) Throughout the Employment Period, the Executive shall devote substantially all of his full time business efforts to the business of the Company and shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or entity which competes, conflicts or interferes with the performance of his duties under this Agreement in any way; provided, however, nothing contained herein will prevent the Executive from serving on the board of directors of any company that does not compete with the Company, or from serving on the board of directors of any charitable or philanthropic organization, or from serving ‘pro bono’ as chair or member of a Data Safety Monitoring board for NIH clinical development projects, the focus of which do not compete with interests of the Company.

(d) During the Employment Period, Employee shall perform and discharge faithfully, diligently, in good faith and to the best of Employee’s ability the duties and responsibilities pursuant to Section 1(b).

(e) Executive shall be based in Cary, North Carolina. Following submission by Executive to the Company of reasonable documentation thereof, Executive shall be reimbursed for economy class airfare and hotel for business travel in the continental United States, and for business class airfare and economy class hotel for business travel to Asia and Europe. Executive shall not be entitled to any reimbursements for any home office expenses including, without limitation, telephone, computer, printer, equipment and office or other supplies.

1.2 COMPENSATION. The Executive shall be compensated as follows:

(a) Commencing on the Effective Date and ending on the six month anniversary of the Effective Date (the “Six Month Anniversary”), the Company shall pay the Executive at the per annum rate of Three Hundred Fifty Thousand Dollars ($350,000.00).

(b) Commencing on the Six Month Anniversary and ending on the one year anniversary of the Effective Date (the “One Year Anniversary”), the Company shall pay the Executive at the per annum rate of Four Hundred Thousand Dollars ($400,000.00).

Compensation paid pursuant to this Agreement and this Section 1.2 is subject to applicable withholding and payroll taxes and payable in accordance with Company’s normal payroll procedures.

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1.3 BONUSES. Sign On Bonus- . In connection with the appointment of the Executive as COO, the Executive shall be awarded Effective Immediately 50,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”). OTHER BONUS- The Company shall award the Executive an annual bonus at the sole discretion of the Board of Directors of the Company.

1.4 STOCK OPTIONS AWARD. In connection with the appointment of the Executive as COO, the Executive shall be awarded 50,000 stock options (the “Options”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) at $ 2.93 per share, the last closing price prior to the signing of this agreement. Such options shall vest in equal installments as follows:

(a) 50% (25,000 shares) on July 27, 2015

(b) 50% (25,000 shares) on October 27, 2015

Subject to the forfeiture provisions in Section 3.3 herein, any vested Options will be deemed to be the property of the Executive and must be exercised within three (3) years from the vesting date of such Options.

1.5 BENEFITS. During the Employment Period, the Executive shall be entitled to participate in any and all employee benefit plans, programs or arrangements which may be implemented by the Company from time to time and available to similarly-situated employees of the Company. Notwithstanding the foregoing, the Company will provide the Executive and his spouse with health insurance, dental insurance, and a prescription drug plan during the Employment Period.

ARTICLE II

COMPETITION AND CONFIDENTIAL INFORMATION

2.1 COMPETITION AND CONFIDENTIAL INFORMATION. The Executive will have access to and will acquire, and may assist in developing confidential and proprietary information relating to the business and operations of the Company and its affiliates, including, but not limited to, information with respect to present and prospective business plans, financing arrangements, marketing plans, customer and supplier lists, contracts and proposals.

The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Company and its affiliates and that disclosure or use by others could cause substantial loss to the Company and its affiliates.

The Executive accordingly agrees that, during the Employment Period and for a period of one year after the One Year Anniversary, the Executive will not, either individually or as owner, partner, agent, employee, or consultant, engage in any activity competitive with the Company or any of its affiliates and will not on his own behalf, or on behalf of any third party, directly or indirectly hire, discuss employment with, or recommend to any third party the employment of any employee of the Company or any of its affiliates who was actively employed by the Company or an affiliate on the Effective Date without regard to whether that employee has subsequently terminated his or her employment with the Company.

The Executive also agrees that, during the Employment Period and for a period of one year after the One Year Anniversary, the Executive will not, either individually or as owner, partner, agent, employee, or consultant of another entity, solicit directly or indirectly business of the nature engaged in by the Company from a current customer of the Company or a former customer of the Company with which the Executive has dealt on behalf of the Company, or on his own behalf or that of a third party, hire, discuss employment with, or recommend to any third party the employment of any employee of the Company, or any of its affiliates, who was actively employed by the Company or an affiliate on the Effective Date without regard to whether that employee has subsequently terminated his or her employment with the Company.

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2.2 NON-DISCLOSURE. At all times after the Effective Date, the Executive will keep confidential any confidential or proprietary information of the Company and its affiliates which is now known to him or which hereafter may become known to him as a result of his employment or association with the Company and shall not at any time directly or indirectly disclose any such information to any person, firm or Company, or use the same in any way other than in connection with the business of the Company and its affiliates, or pursuant to any duly issued court order or subpoena. For purposes of this Agreement, “confidential or proprietary information” means information unique to the Company and its affiliates which has a significant business purpose and is not known or generally available from sources outside the Company and its affiliates. This Section 2.2 shall survive the termination or expiration of this Agreement for whatever reason.

ARTICLE III

EMPLOYMENT PERIOD

3.1 DURATION. The term of this Agreement shall commence on the Effective Date and shall terminate on the One Year Anniversary thereof. The Employment Period shall be contemporaneous with the term of this Agreement, unless terminated early in conformity with Section 3.2 below.

3.2 EARLY EMPLOYMENT TERMINATION. The Employment Period shall be terminated prior to the end of the term of this Agreement for any of the following reasons or upon the occurrence of any of the following events:

(a) Termination of the Executive’s employment by either party for any reason with thirty (30) days notice to the other party; or

(b) Discharge of the Executive for cause as determined by the Board of Directors; or

(c) Death of the Executive; or

(d) Total Disability of the Executive (as defined in Section 3.4(b) below); or

(e) Voluntary resignation of the Executive.

3.3 COMPENSATION AND/OR BENEFITS FOLLOWING EARLY EMPLOYMENT TERMINATION.

(a) In the event of an early termination of the Employment Period pursuant to Section 3.2, the Executive, or his estate in the event of his death, will receive his base salary at the applicable rate specified in Section 1.2 above through the date of such employment termination.

(b) In the event of an early termination of the Employment Period pursuant to Sections 3.2(a), 3.2(c), 3.2(d) or 3.2(e) above, the Executive shall be entitled to retain the Options which have vested prior to the date of the early termination pursuant to Section 1.4 herein, and the Executive’s right to the future issuance of Options pursuant to said Section 1.4 shall terminate immediately.

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(c) In the event of an early termination of the Employment Period pursuant to Section 3.2(b), the Executive’s right to the future issuance of Options pursuant to Section 1.4 shall terminate immediately and the Executive shall forfeit all unexercised Options immediately.

(d) In the event of an early termination of the Employment Period, other than termination for cause, the Company shall pay to the Executive all accrued but unpaid compensation earned by the Executive prior to the date of termination.

3.4 DEFINITIONS. The following words shall have the specified meanings when used in the Sections specified:

(a) As used in Sections 3.2(a) and 3.2(b) above, the term “cause” means (i) willful and continued non-performance of his job responsibilities, (ii) the Executive’s conviction for a felony, (iii) proven or admitted fraud, misappropriation, theft or embezzlement by the Executive, (iv) the Executive’s inebriation or use of illegal drugs in the course of, related to or connected with the business of the Company, (v) the Executive’s willful engaging in misconduct that is materially injurious to the Company or its affiliates, monetarily or otherwise, or (vi) the breach by the Executive of his obligations under Sections 2.1 or 2.2 above.

(b) As used in Section 3.2(d) above, the term “Total Disability” means a physical or mental condition which causes the Executive to be unable to perform substantially all of the duties of his position hereunder for an aggregate of six (6) months in any twelve-month period as reasonably determined by the Company.

ARTICLE IV

NOTICES

Any notices requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

ARTICLE V

MISCELLANEOUS

5.1 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the Executive and the Company with respect to the subject matter hereof, and supersedes any and all prior understandings on the subjects contained herein, written or oral.

5.2 MODIFICATION. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

5.3 SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect, provided, that if the unenforceability of any provision is because of the breadth of its scope, the duration of such provision or the geographical area covered thereby, the parties agree that such provision shall be amended so as to reduce the breadth of the scope or the duration and/or geographical area of such provision such that, in its reduced form, said provision shall then be enforceable.

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5.4 GOVERNING LAW. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Massachusetts, without regard to any otherwise applicable principles of conflicts of laws.

5.5 ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

5.6 COUNTERPARTS. This Agreement and any Joint Written Direction may be executed in counterparts, which when so executed shall constitute one and same agreement or direction.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

COMPANY:

CELLCEUTIX CORPORATION

By	/s/ Leo Ehrlich
Name:	Leo Ehrlich
Title:	CEO

EXECUTIVE:

By:	Dr. William James Alexander

By:	/s/ Dr. WJ Alexander
307 Whisperwood Drive
Cary, NC 27518

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